Exhibit 99.1

For Immediate Release

Contact:
Brendan Lahiff, Sr. Investor Relations Manager
Intersil Corporation
(408) 546-3399 investor@intersil.com

Intersil to Acquire Techwell — Adds Leadership Positions in Two High-Growth Industrial Video Markets

•	Establishes Intersil as #1 Video IC Supplier in Security Surveillance Market

•	Creates Leadership Position in Automotive Infotainment Market

•	Acquisition Expected to be Accretive to 2010 EPS, excluding acquisition-related charges

MILPITAS, CA and SAN JOSE, CA, March 22, 2010 – Intersil Corporation (NASDAQ Global Select: ISIL) and Techwell, Inc. (NASDAQ Global Select: TWLL) announced today they have entered into a definitive agreement for Intersil to acquire Techwell through a cash tender offer at $18.50 per share. Net of Techwell’s cash and equivalents, the transaction values Techwell at approximately $370 million.

Techwell, with over 200 employees in the U.S., China, Japan, South Korea and Taiwan, is a fabless semiconductor company that designs and sells mixed signal video solutions for the security surveillance and automotive infotainment markets. Techwell’s products enable the conversion of analog video signals to digital form and perform advanced digital video processing to facilitate the display, storage and transport of video content. Major applications using Techwell products include industrial DVRs, networked video recorders, multiplexers, as well as automotive front consoles, rearview mirrors and rear seat LCD displays.

“Techwell’s team and products will expand our leadership in two high-growth industrial markets,” said Dave Bell, Intersil’s President and Chief Executive Officer. “The addition of Techwell’s mixed signal video products will help our customers build solutions that improve performance, reduce overall cost and shorten time-to-market. In addition, the acquisition will significantly increase our overall industrial business, which will become our largest end market at approximately 31% of revenue,” continued Mr. Bell.

“We are very excited to join the Intersil family,” said Hiro Kozato, Techwell’s President and Chief Executive Officer. “This combination will help us deliver a much broader product offering in Techwell’s end markets. Intersil’s customer relationships will create numerous new opportunities for the combined company,” said Mr. Kozato.

The acquisition is expected to be accretive to Intersil’s 2010 earnings, excluding one-time costs and other acquisition-related charges.

-More-

Tender Offer and Closing

Under the terms of the agreement, Intersil will commence a cash tender offer to acquire Techwell’s outstanding shares of common stock at $18.50 per share. Terms of the agreement were unanimously approved by Techwell’s board of directors, and Techwell’s board has recommended that Techwell shareholders tender their shares into the offer. Techwell’s directors, entities affiliated with Technology Crossover Ventures, and certain executive officers of Techwell (in total representing approximately 23% of the outstanding shares) have already agreed to tender their shares into the offer.

Intersil expects to finance the acquisition by issuing debt; however the transaction is not subject to a financing condition. Intersil has received a financing commitment of $390 million from Morgan Stanley Senior Funding Inc. in connection with the acquisition. Morgan Stanley is acting as financial advisor to Intersil in connection with the acquisition, and Dechert LLP is acting as Intersil’s legal counsel. Deutsche Bank Securities Inc. is acting as financial advisor to Techwell in connection with the acquisition, and Pillsbury, Winthrop, Shaw and Pittman is acting as Techwell’s legal counsel.

The acquisition is expected to close during Intersil’s second quarter and is subject to customary regulatory approvals and the satisfaction of other transaction conditions including the tender of at least 50% of Techwell’s outstanding shares.

Conference Call

Dave Bell, Intersil’s President and Chief Executive Officer, and Jonathan Kennedy, Senior Vice President and Chief Financial Officer, will host a brief conference call at 8:00 a.m. Pacific Time to discuss the details of the proposed acquisition.

Those wishing to participate in the conference call please dial (800) 561-2813, and international participants please dial +1 (617) 614-3529, using the passcode 53602928 at approximately 7:50 a.m. Pacific Time. Those wishing to listen to the call may also do so via webcast on the company’s Web site: http://www.intersil.com/investor.

A replay of the call will be available for two weeks following the conference call on the company Web site, or may be accessed by dialing (888) 286-8010, international dial +1 (617) 801-6888, using the passcode 14786787.

About Intersil

Intersil Corporation is a leader in the design and manufacture of high-performance analog and mixed signal semiconductors. The Company’s products address some of the industry’s fastest growing markets, such as flat panel displays, cell phones, notebooks and other handheld systems. Intersil’s product families address power management functions and analog signal processing functions. Intersil products include ICs for battery management, hot-plug controllers, linear regulators, power sequencers, supervisory ICs, bridge drivers, PWM controllers, switching DC/DC regulators, Zilker Labs Digital Power ICs and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; D2Audio products; video and high-performance operational amplifiers; high-speed data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit the Company’s web site and career page at www.intersil.com.

About Techwell

Techwell is a fabless semiconductor company that designs, markets and sells mixed signal video semiconductor solutions for the security surveillance and automotive infotainment markets. Headquartered in San Jose, CA, Techwell currently has over 200 employees in the U.S., China, Japan, South Korea and Taiwan. Please visit http://www.techwellinc.com for more information.

Securities Law Disclosure and Additional Information

The tender offer for the outstanding shares of common stock of Techwell, Inc. (“Techwell”) has not yet commenced. No statement in this document is an offer to purchase or a solicitation of an offer to sell securities. At the time the tender offer is commenced, Intersil Corporation and an indirect wholly-owned subsidiary of Intersil Corporation will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and Techwell will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Any offers to purchase or solicitations of offers to sell will be made only pursuant to such tender offer statement. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the related solicitation/recommendation statement will contain important information, including the various terms of, and conditions to, the tender offer, that should be read carefully by Techwell’s stockholders before they make any decision with respect to the tender offer. Such materials, when prepared and ready for release, will be made available to Techwell’s stockholders at no expense to them. In addition, at such time such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site: www.sec.gov.

###